Exhibit 99.1

Contact:            Hal S. Jones                                                                                         For Immediate Release

            (202) 334-6645                                                                                       May 3, 2013

THE WASHINGTON POST COMPANY REPORTS

FIRST QUARTER EARNINGS

WASHINGTON – The Washington Post Company (NYSE: WPO) today reported net income attributable to common shares of $4.7 million ($0.64 per share) for the first quarter ended March 31, 2013, compared to $31.0 million ($4.07 per share) for the first quarter of last year. Net income includes $1.4 million in losses ($0.18 per share) and $17.6 million in income ($2.35 per share) from discontinued operations for the first quarter of 2013 and 2012, respectively. Income from continuing operations attributable to common shares was $6.1 million ($0.82 per share) for the first quarter of 2013, compared to $13.5 million ($1.72 per share) for the first quarter of 2012. As a result of the Company’s share repurchases, there were 5% fewer diluted average shares outstanding in the first quarter of 2013.

The results for the first quarter of 2013 and 2012 were affected by a number of significant items as described in the following paragraphs. Excluding these items, income from continuing operations attributable to common shares was $25.2 million ($3.46 per share) for the first quarter of 2013, compared to $9.3 million ($1.18 per share) for the first quarter of 2012. (Refer to the Non-GAAP Financial Information schedule at the end of this release for additional details.)

Items included in the Company’s income from continuing operations for the first quarter of 2013:

▪ $25.3 million in early retirement, severance and restructuring charges at the newspaper publishing and education divisions (after-tax impact of $16.2 million, or $2.23 per share); and

▪ $4.6 million in non-operating unrealized foreign currency losses (after-tax impact of $3.0 million, or $0.41 per share).

Items included in the Company’s income from continuing operations for the first quarter of 2012:

▪ $1.9 million in severance and early retirement charges at the newspaper publishing division (after-tax impact of $1.2 million, or $0.16 per share);

▪ a $5.8 million gain on the sale of a cost method investment (after-tax impact of $3.7 million, or $0.48 per share); and

▪ $2.7 million in non-operating unrealized foreign currency gains (after-tax impact of $1.7 million, or $0.22 per share).

Revenue for the first quarter of 2013 was $959.1 million, up slightly compared to $955.5 million in the first quarter of 2012. The Company reported operating income of $23.1 million in the first quarter of 2013, compared to operating income of $21.3 million in the first quarter of 2012. Revenues increased at the television broadcasting and cable television divisions, offset by declines at the education and newspaper publishing divisions. Operating results improved at the education, television broadcasting and cable television divisions, offset by a decline at the newspaper publishing division.

Division Results

Education

Education division revenue totaled $527.8 million for the first quarter of 2013, a 3% decline from revenue of $546.7 million for the first quarter of 2012. Kaplan reported a first quarter 2013 operating loss of $4.1 million, compared to an $11.9 million operating loss in the first quarter of 2012.

In response to student demand levels, Kaplan has formulated and implemented restructuring plans at its various businesses, with the objective of establishing lower cost levels in future periods. Across all businesses, restructuring costs totaled $9.5 million in the first quarter of 2013. Kaplan currently expects to incur approximately $15 million in additional

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restructuring costs for the remainder of 2013 at KHE and Kaplan International in conjunction with completing these restructuring plans. Kaplan may also incur additional restructuring charges in 2013 as Kaplan continues to evaluate its cost structure.

A summary of Kaplan’s first quarter 2013 operating results compared to 2012 is as follows:

	Three Months Ended
	March 31,
(in thousands)	2013	2012	% Change
Revenue
Higher education	$271,860	$308,384	(12)
Test preparation	68,943	62,829	10
Kaplan international	184,813	173,563	6
Kaplan corporate	2,604	3,384	(23)
Intersegment elimination	(405)	(1,475)	―
	$527,815	$546,685	(3)
Operating Income (Loss)
Higher education	$5,101	$8,959	(43)
Test preparation	(4,345)	(10,219)	57
Kaplan international	6,397	4,140	55
Kaplan corporate and other	(11,340)	(14,989)	24
Intersegment elimination	131	194	―
	$(4,056)	$(11,915)	66

Kaplan Higher Education (KHE) includes Kaplan’s domestic postsecondary education businesses, made up of fixed-facility colleges and online postsecondary and career programs. KHE also includes the domestic professional training and other continuing education businesses.

In September 2012, KHE announced a plan to consolidate its market presence at certain of its fixed-facility campuses. Under this plan, KHE ceased new enrollments at nine ground campuses as it considered alternatives for these locations, and is in the process of consolidating operations of four other campuses into existing, nearby locations. Revenues at these campuses represented approximately 4% of KHE’s total revenues in 2012. In the fourth quarter of 2012, KHE also began implementing plans to consolidate facilities and reduce its workforce. In connection with these and other plans, KHE incurred $9.1 million in total restructuring costs in the first quarter of 2013, including accelerated depreciation ($3.6 million), severance ($0.9 million), lease obligation losses ($3.7 million) and other items ($0.9 million). In the first quarter of 2013, five of the KHE campuses were closed.

In the first quarter of 2013, KHE revenue declined 12% due to a decline in average enrollments, reflecting weaker market demand over the past year and the impact of campuses in the process of closing. These declines were partially offset by a revenue increase arising from changes in the trial period offered to new students in 2013. These changes had the effect, among others, of recognizing revenue of $5.6 million in the first quarter of 2013 that otherwise would have been recognized in the second quarter of 2013.

Operating income decreased 43% due primarily to lower revenue and restructuring costs noted above. Partially offsetting the declines were expense reductions associated with lower enrollments and recent restructuring efforts.

New student enrollments at KHE decreased 9% in the first quarter of 2013. New student enrollments were adversely affected by campuses planned for closure that are no longer recruiting students, but were positively impacted by the changes in the trial period offered to new students.

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Total students at March 31, 2013 were down 12% compared to March 31, 2012, and increased 3% compared to December 31, 2012. Excluding campuses planned for closure, total students at March 31, 2013 were down 8% compared to March 31, 2012, and increased 4% compared to December 31, 2012. A summary of student enrollments is as follows:

	Students as of
	March 31,	December 31,	March 31,
	2013	2012	2012
Kaplan University	48,673	46,737	52,800
KHE Campuses	18,523	18,733	23,184
	67,196	65,470	75,984

	Students as of
	March 31,	December 31,	March 31,
(excluding campuses closing)	2013	2012	2012
Kaplan University	48,673	46,737	52,800
KHE Campuses	17,615	16,901	19,459
	66,288	63,638	72,259

Kaplan University enrollments included 8,819, 7,991 and 9,298 campus-based students as of March 31, 2013, December 31, 2012, and March 31, 2012, respectively.

Kaplan University and KHE Campuses enrollments at March 31, 2013, and March 31, 2012, by degree and certificate programs, are as follows:

	As of March 31,
	2013	2012
Certificate	23.0%	25.2%
Associate’s	35.7%	29.7%
Bachelor’s	29.5%	33.6%
Master’s	11.8%	11.5%
	100.0%	100.0%

Kaplan Test Preparation (KTP) includes Kaplan’s standardized test preparation and tutoring offerings and other businesses. KTP revenue increased 10% in the first quarter of 2013. Total enrollment was down slightly in the first quarter of 2013 due to declines in graduate programs, offset by continued strength in pre-college, nursing and bar review programs. KTP operating results improved in the first quarter of 2013 due largely to increased revenues.

Kaplan International includes English-language programs and postsecondary education and professional training businesses outside the United States. Kaplan International revenue increased 6% in the first quarter of 2013 due largely to enrollment growth in the pathways, English-language and Singapore higher education programs. Kaplan International operating income increased in the first quarter of 2013 due primarily to strong results in Singapore. In the first quarter of 2013, severance costs totaled $0.3 million in Australia, where Kaplan has been consolidating and restructuring its businesses to optimize operations.

Corporate represents unallocated expenses of Kaplan, Inc.’s corporate office, other minor businesses and shared activities, and Colloquy, which was moved from Kaplan International to Kaplan corporate in 2013. The comparative division results presented above reflect this change.

Cable Television

Cable television division revenue for the first quarter of 2013 increased 5% to $200.1 million, from $190.2 million for the first quarter of 2012. The revenue results reflect rate increases for many subscribers in June 2012, partially offset by a decline in basic video subscribers.

Cable television division operating income increased 12% to $36.6 million, from $32.8 million in the first quarter of 2012, due to increased revenues, partially offset by higher programming and depreciation costs.

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At March 31, 2013, Primary Service Units (PSUs) were down 3% from the prior year due to a decline in basic video subscribers. A summary of PSUs is as follows:

	As of March 31,
	2013	2012
Basic video	588,180	622,339
High-speed data	463,726	463,443
Telephony	185,717	186,009
	1,237,623	1,271,791

Newspaper Publishing

Newspaper publishing division revenue totaled $127.3 million for the first quarter of 2013, down 4% from revenue of $132.5 million for the first quarter of 2012. Print advertising revenue at The Washington Post (“the Post”) in the first quarter of 2013 declined 8% to $48.6 million, from $52.7 million in the first quarter of 2012. The decline is largely due to reductions in general and retail advertising. Revenue generated by the Company’s newspaper online publishing activities, primarily washingtonpost.com and Slate, increased 8% to $25.8 million for the first quarter of 2013, versus $23.9 million for the first quarter of 2012. Display online advertising revenue increased 16% for the first quarter of 2013. Online classified advertising revenue on washingtonpost.com declined 6% for the first quarter of 2013.

For the first quarter of 2013, daily and Sunday circulation at the Post declined 7.2% and 7.7%, respectively, compared to the first quarter of 2012. For the first quarter of 2013, average daily circulation at the Post totaled 457,100, and average Sunday circulation totaled 659,500. In January 2013, the Post implemented circulation price increases for daily home delivery and daily and Sunday single copy categories.

In February 2013, the Company announced a Voluntary Retirement Incentive Program (VRIP) which was offered to certain employees of the Post. The VRIP expense is estimated at $20.4 million, which will be funded from the assets of the Company’s pension plan. Of this amount, $12.0 million was recorded in the first quarter of 2013; the remainder will be recorded in the second quarter of 2013. The Post also implemented a Separation Incentive Program in February 2013 that resulted in an additional $2.3 million in early retirement program expense, which will also be funded from the assets of the Company pension plan. In addition, voluntary severance and other early retirement expense of $1.6 million and $1.9 million was recorded at the newspaper publishing division in the first quarter of 2013 and 2012, respectively.

The newspaper publishing division reported an operating loss of $34.5 million in the first quarter of 2013, compared to an operating loss of $20.6 million in the first quarter of 2012. These operating losses include noncash pension expense of $22.9 million and $8.5 million for the first quarter of 2013 and 2012, respectively. The decline in operating results is primarily due to the $14.0 million increase in early retirement and severance expense, offset partially by a reduction in other operating expenses. Newsprint expense was down 12% for the first quarter of 2013 compared to the first quarter of 2012 due to a decline in newsprint consumption.

In March 2013, the Company completed the sale of The Herald, a daily and Sunday newspaper headquartered in Everett, WA. Consequently, the newspaper division’s operating results exclude The Herald.

Television Broadcasting

Revenue for the television broadcasting division increased 5% in the first quarter of 2013 to $85.3 million, from $81.5 million in 2012; operating income for the first quarter of 2013 increased 14% to $35.4 million, from $31.0 million in 2012. The increase in revenue and operating income reflects growth in advertising demand across many product categories and increased retransmission revenues, offset by a $2.8 million decline in political advertising revenue.

Other Businesses

Other businesses includes the operating results of Social Code, a marketing solutions provider helping companies with marketing on social media platforms; Celtic Healthcare, Inc., a provider of home health care and hospice services in the northeastern and mid-Atlantic regions that was acquired by the Company in November 2012; and WaPo Labs, a digital team focused on emerging technologies and new product development.

Corporate Office

Corporate office includes the expenses of the Company’s corporate office as well as a net pension credit.

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Equity in Earnings (Losses) of Affiliates

The Company holds a 16.5% interest in Classified Ventures, LLC, and interests in several other affiliates.

The Company’s equity in earnings of affiliates, net, for the first quarter of 2013 was $3.4 million, compared to $3.9 million for the first quarter of 2012.

Other Non-Operating (Expense) Income

The Company recorded other non-operating expense, net, of $4.1 million for the first quarter of 2013, compared to other non-operating income, net, of $8.6 million for the first quarter of 2012. The first quarter 2013 non-operating expense, net, included $4.6 million in unrealized foreign currency losses and other items. The first quarter 2012 non-operating income, net, included a $5.8 million gain on the sale of a cost method investment, $2.7 million in unrealized foreign currency gains and other items.

Net Interest Expense

The Company incurred net interest expense of $8.5 million for the first quarter of 2013, compared to $8.1 million for the first quarter of 2012. At March 31, 2013, the Company had $456.9 million in borrowings outstanding at an average interest rate of 7.0%.

Provision for Income Taxes

The effective tax rate for income from continuing operations for the first quarter of 2013 was 52.3%, compared to 45.6% for the first quarter of 2012. The high effective tax rate in the first quarter of 2013 and 2012 results primarily from losses in Australia for which no tax benefit is recorded.

Discontinued Operations

In March 2013, the Company completed the sale of The Herald, a daily and Sunday newspaper headquartered in Everett, WA. Kaplan sold Kidum in August 2012, EduNeering in April 2012 and Kaplan Learning Technologies (KLT) in February 2012. The Company also divested its interest in Avenue100 Media Solutions in July 2012. Consequently, the Company’s income from continuing operations excludes these businesses, which have been reclassified to discontinued operations, net of tax.

The sale of The Herald resulted in a pre-tax loss of $0.1 million that was recorded in the first quarter of 2013. The sale of KLT resulted in a pre-tax loss of $3.1 million that was recorded in the first quarter of 2012. The sale of EduNeering resulted in a pre-tax gain of $29.5 million that was recorded in the second quarter of 2012. In the first quarter of 2012, in connection with each of the sales of the Company’s stock in KLT and EduNeering, the Company recorded $23.2 million of income tax benefits related to the excess of the outside stock tax basis over the net book value of the net assets acquired.

Earnings (Loss) Per Share

The calculation of diluted earnings per share for the first quarter of 2013 was based on 7,266,284 weighted average shares outstanding, compared to 7,614,623 for the first quarter of 2012. At March 31, 2013, there were 7,422,732 shares outstanding and the Company had remaining authorization from the Board of Directors to purchase up to 180,993 shares of Class B common stock.

Forward-Looking Statements

This report contains certain forward-looking statements that are based largely on the Company’s current expectations. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results and achievements to differ materially from those expressed in the forward-looking statements. For more information about these forward-looking statements and related risks, please refer to the section titled “Forward-Looking Statements” in Part I of the Company’s Annual Report on Form 10-K.

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THE WASHINGTON POST COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	March 31,		%
(in thousands, except per share amounts)	2013	2012	Change
Operating revenues	$959,105	$955,501	0
Operating expenses	(866,537)	(868,406)	0
Depreciation of property, plant and equipment	(65,791)	(61,924)	6
Amortization of intangible assets	(3,717)	(3,873)	(4)
Operating income	23,060	21,298	8
Equity in earnings of affiliates, net	3,418	3,888	(12)
Interest income	510	1,069	(52)
Interest expense	(8,960)	(9,163)	(2)
Other (expense) income, net	(4,083)	8,588	―
Income from continuing operations before income taxes	13,945	25,680	(46)
Provision for income taxes	7,300	11,700	(38)
Income from continuing operations	6,645	13,980	(52)
(Loss) income from discontinued operations, net of tax	(1,386)	17,588	―
Net income	5,259	31,568	(83)
Net income attributable to noncontrolling interests	(97)	(70)	39
Net income attributable to The Washington Post Company	5,162	31,498	(84)
Redeemable preferred stock dividends	(444)	(451)	(2)
Net Income Attributable to The Washington Post Company
Common Stockholders	$4,718	$31,047	(85)

Amounts Attributable to The Washington Post Company
Common Stockholders
Income from continuing operations	$6,104	$13,459	(55)
(Loss) income from discontinued operations, net of tax	(1,386)	17,588	―
Net income	$4,718	$31,047	(85)

Per Share Information Attributable to The Washington Post Company
Common Stockholders
Basic income per common share from continuing operations	$0.82	$1.72	(52)
Basic (loss) income per common share from discontinued operations	(0.18)	2.35	―
Basic net income per common share	$0.64	$4.07	(84)
Basic average number of common shares outstanding	7,227	7,514

Diluted income per common share from continuing operations	$0.82	$1.72	(52)
Diluted (loss) income per common share from discontinued operations	(0.18)	2.35	―
Diluted net income per common share	$0.64	$4.07	(84)
Diluted average number of common shares outstanding	7,266	7,615

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THE WASHINGTON POST COMPANY
BUSINESS SEGMENT INFORMATION
(Unaudited)

	Three Months Ended
	March 31,		%
(in thousands)	2013	2012	Change
Operating Revenues
Education	$527,815	$546,685	(3)
Cable television	200,138	190,210	5
Newspaper publishing	127,264	132,450	(4)
Television broadcasting	85,270	81,497	5
Other businesses	18,891	4,768	―
Corporate office	―	―	―
Intersegment elimination	(273)	(109)	―
	$959,105	$955,501	0
Operating Expenses
Education	$531,871	$558,600	(5)
Cable television	163,525	157,433	4
Newspaper publishing	161,736	153,062	6
Television broadcasting	49,908	50,498	(1)
Other businesses	25,004	9,411	―
Corporate office	4,274	5,308	(19)
Intersegment elimination	(273)	(109)	―
	$936,045	$934,203	0
Operating Income (Loss)
Education	$(4,056)	$(11,915)	66
Cable television	36,613	32,777	12
Newspaper publishing	(34,472)	(20,612)	(67)
Television broadcasting	35,362	30,999	14
Other businesses	(6,113)	(4,643)	(32)
Corporate office	(4,274)	(5,308)	19
	23,060	21,298	8
Depreciation
Education	$22,588	$20,717	9
Cable television	33,733	32,197	5
Newspaper publishing	6,015	5,885	2
Television broadcasting	3,145	3,125	1
Other businesses	310	―	―
Corporate office	―	―	―
	$65,791	$61,924	6
Amortization of Intangible Assets
Education	$2,518	$3,236	(22)
Cable television	50	54	(7)
Newspaper publishing	150	183	(18)
Television broadcasting	―	―	―
Other businesses	999	400	―
Corporate office	―	―	―
	$3,717	$3,873	(4)
Pension Expense (Credit)
Education	$4,106	$2,392	72
Cable television	882	530	66
Newspaper publishing	22,929	8,540	―
Television broadcasting	1,288	960	34
Other businesses	76	10	―
Corporate office	(10,666)	(9,298)	15
	$18,615	$3,134	―

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THE WASHINGTON POST COMPANY
EDUCATION DIVISION INFORMATION
(Unaudited)

	Three Months Ended
	March 31,		%
(in thousands)	2013	2012	Change
Operating Revenues
Higher education	$271,860	$308,384	(12)
Test preparation	68,943	62,829	10
Kaplan international	184,813	173,563	6
Kaplan corporate	2,604	3,384	(23)
Intersegment elimination	(405)	(1,475)	―
	$527,815	$546,685	(3)
Operating Expenses
Higher education	$266,759	$299,425	(11)
Test preparation	73,288	73,048	0
Kaplan international	178,416	169,423	5
Kaplan corporate	11,426	15,137	(25)
Amortization of intangible assets	2,518	3,236	(22)
Intersegment elimination	(536)	(1,669)	―
	$531,871	$558,600	(5)
Operating Income (Loss)
Higher education	$5,101	$8,959	(43)
Test preparation	(4,345)	(10,219)	57
Kaplan international	6,397	4,140	55
Kaplan corporate	(8,822)	(11,753)	25
Amortization of intangible assets	(2,518)	(3,236)	22
Intersegment elimination	131	194	―
	$(4,056)	$(11,915)	66
Depreciation
Higher education	$13,439	$11,757	14
Test preparation	4,758	4,315	10
Kaplan international	3,996	4,178	(4)
Kaplan corporate	395	467	(15)
	$22,588	$20,717	9
Pension Expense (Credit)
Higher education	$2,807	$1,587	77
Test preparation	640	413	55
Kaplan international	87	12	―
Kaplan corporate	572	380	51
	$4,106	$2,392	72

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NON-GAAP FINANCIAL INFORMATION

THE WASHINGTON POST COMPANY

(Unaudited)

In addition to the results reported in accordance with accounting principles generally accepted in the United States (GAAP) included in this press release, the Company has provided information regarding income from continuing operations, excluding certain items described below, reconciled to the most directly comparable GAAP measures. Management believes these non-GAAP measures, when read in conjunction with the Company‘s GAAP financials, provide useful information to investors by offering:

▪  the ability to make meaningful period-to-period comparisons of the Company’s ongoing results;

▪  the ability to identify trends in the Company’s underlying business; and

▪  a better understanding of how management plans and measures the Company’s underlying business.

Income from continuing operations, excluding certain items, should not be considered substitutes or alternatives to computations calculated in accordance with and required by GAAP. These non-GAAP financial measures should be read only in conjunction with financial information presented on a GAAP basis.

The following table reconciles the non-GAAP financial measures to the most directly comparable GAAP measures:

	Three Months Ended
	March 31,
(in thousands, except per share amounts)	2013	2012
Amounts Attributable to The Washington Post Company Common Stockholders:
Income from continuing operations, as reported	$6,104	$13,459
Adjustments:
Early retirement, severance and restructuring charges	16,180	1,193
Gain on sale of a cost method investment	―	(3,657)
Foreign currency loss (gain)	2,953	(1,676)
Income from continuing operations, adjusted (non-GAAP)	$25,237	$9,319

Per Share Information Attributable to The Washington Post Company Common Stockholders:
Diluted income per common share from continuing operations, as reported	$0.82	$1.72
Adjustments:
Early retirement, severance and restructuring charges	2.23	0.16
Gain on sale of a cost method investment	―	(0.48)
Foreign currency loss (gain)	0.41	(0.22)
Diluted income per common share from continuing operations, adjusted (non-GAAP)	$3.46	$1.18

	Adjusted diluted per share amounts may not compute due to rounding.

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